Nordson Corporation Reports Fiscal Year 2022 First Quarter Results and Updates Annual Guidance

First Quarter:
•Sales were $609 million, a 16% increase over prior year
•Earnings per share were $2.05 compared to $1.32 in the prior year
•Adjusted operating profit was $157 million, a 44% increase over prior year
•Adjusted earnings were $2.07 per diluted share, a 57% increase over the prior year

Guidance:
•Update prior full-year 2022 guidance to the high-end of the range for revenue and earnings: revenue growth in the range of 7% to 10% and adjusted earnings per diluted share growth in the range of 14% to 18% over fiscal 2021
WESTLAKE, Ohio--(BUSINESS WIRE)--February 22, 2022--Nordson Corporation (Nasdaq: NDSN) today reported results for the fiscal first quarter ended January 31, 2022. Sales were $609 million, a 16% increase compared to the prior year’s first quarter sales of $527 million. The increase in first quarter 2022 sales included organic volume growth of 16% and a favorable impact of acquisitions/divestitures of 2%, partially offset by unfavorable effects from currency translation of 2%. The organic sales increase was driven by strong demand across most end markets.

Operating profit in the first quarter was $156 million. Excluding the amortization of acquired inventory, adjusted operating profit in the quarter was $157 million, or 26% of sales, compared to prior year operating profit of $109 million. This 44% increase in adjusted operating profit was driven by volume leverage, favorable sales mix and continued cost control measures. EBITDA for the first quarter of 2022 totaled $183 million, or 30% of sales.
Net income was $120 million, or $2.05 earnings per diluted share. Adjusted net income was $122 million, a $44 million increase from the prior year earnings of $78 million. First quarter 2022 adjusted diluted earnings per share were $2.07, a 57% increase over the prior year diluted earnings per share of $1.32.
“In line with our expectations, the first quarter results sustained the strong momentum from our record performance in fiscal 2021. Our teams did an outstanding job delivering double-digit sales growth across most end markets in the midst of supply chain constraints and labor shortages. I am very thankful for our employees, who are managing dynamic market conditions, deploying the NBS Next growth framework and ensuring we meet the needs of our customers,” said Sundaram Nagarajan, president and chief executive officer.
First Quarter Segment Results
Industrial Precision Solutions sales of $324 million increased 12% compared to the prior year first quarter, driven by a 12% organic increase and a favorable acquisition/divestiture impact of 3%, partially offset by unfavorable currency impact of 3%. The organic sales increase was driven by continued demand in consumer non-durable and industrial end markets, particularly in Asia. Operating profit in the quarter was $102 million. Adjusted operating profit, excluding acquired inventory step-up amortization, was $104 million, or 32% of sales, an increase of 24% compared to the prior year first quarter operating profit.
On November 1, 2021, the Company closed its acquisition of NDC Technologies, a test and inspection business focused on measurement and controls solutions serving consumer non-durable, film extrusion & converting, cable & tubing and energy storage end markets. Upon integration, financial reporting for NDC was moved into the Industrial Precision Solutions segment to better leverage growth opportunities within shared industrial and consumer non-durable end markets and related sales channels.

Advanced Technology Solutions sales of $285 million increased 20% compared to the prior year first quarter. Organic sales increased 21%, partially offset by an unfavorable currency impact of 1%. The segment had double-digit organic sales demand across all of its end markets with particular strength in its electronics dispense and biopharma fluid component product lines.

Operating profit totaled $76 million, or 27% of sales, an increase of 62% compared to the prior year first quarter operating profit.

Outlook
Order entry remained strong throughout the first quarter with a favorable book-to-bill ratio growing backlog to over $900 million. The Company continues to see extended shipment request dates in conjunction with large orders from its customers in electronics, industrial and medical end markets. Based on anticipated sales timing, supply chain constraints and labor availability, we expect fiscal 2022 second quarter sales growth to be in the range of 6% to 10% as compared to fiscal 2021 second quarter, with adjusted earnings per diluted share in the range of $2.20 to $2.30.
For the full year, the Company is focusing its guidance to the high end of its previous ranges based upon the strong fiscal first quarter performance. It now expects full-year revenue growth in the range of 7% to 10% and adjusted earnings per diluted share growth in the range of 14% to 18% over fiscal 2021.
Nordson management will provide additional commentary on these results and outlook during its previously announced webcast on Wednesday, February 23, 2022 at 8:30 a.m. eastern time, which can be accessed at https://investors.nordson.com. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Lara Mahoney, vice president, investor relations and corporate communications at (440) 204-9985 or lara.mahoney@nordson.com.

Certain statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” “target,” or the negative of such terms or comparable terminology. These statements reflect management’s current expectations and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, U.S. and international economic conditions; financial and market conditions; currency exchange rates and devaluations; possible acquisitions including the Company’s ability to successfully integrate acquisitions; the Company’s ability to successfully divest or dispose of businesses that are deemed not to fit with its strategic plan; the effects of changes in U.S. trade policy and trade agreements; the effects of changes in tax law; and the possible effects of events beyond our control, such as political unrest, acts of terror, natural disasters and pandemics, including the current coronavirus (COVID-19) pandemic and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recently filed Annual Report on Form 10-K and in its Forms 10-Q filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement in this press release.
Nordson Corporation is an innovative precision technology company that leverages a scalable growth framework to deliver top tier growth with leading margins and returns. The Company’s direct sales model and applications expertise serves global customers through a wide variety of critical applications. Its diverse end market exposure includes consumer non-durable, medical, electronics and industrial end markets. Founded in 1954 and headquartered in Westlake, Ohio, the Company has operations and support offices in over 35 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/nordson.

NORDSON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands except for per-share amounts)

	Three Months Ended
	January 31, 2022	January 31, 2021
Sales	$609,166	$526,566
Cost of sales	269,032	236,606
Gross profit	340,134	289,960
Gross margin %	55.8%	55.1%

Selling & administrative expenses	184,274	180,935
Operating profit	155,860	109,025

Interest expense - net	(5,185)	(6,552)
Other income (expense) - net	1,292	(4,661)
Income before income taxes	151,967	97,812

Income taxes	31,558	20,230

Net income	$120,409	$77,582

Weighted-average common shares outstanding:
Basic	58,152	58,059
Diluted	58,819	58,755

Earnings per share:
Basic earnings	$2.07	$1.34
Diluted earnings	$2.05	$1.32

NORDSON CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	January 31, 2022	October 31, 2021
Cash and cash equivalents	$170,539	$299,972
Receivables - net	465,721	489,389
Inventories - net	366,380	327,195
Other current assets	51,595	48,282
Total current assets	1,054,235	1,164,838

Property, plant & equipment - net	361,567	355,565
Goodwill	1,836,485	1,713,148
Other assets	582,703	557,410
	$3,834,990	$3,790,961

Current maturities of long-term debt and notes payable	$34,149	$34,188
Accounts payable and accrued liabilities	395,318	411,206
Total current liabilities	429,467	445,394

Long-term debt	773,191	781,709
Other liabilities	413,704	404,728
Total shareholders' equity	2,218,628	2,159,130
	$3,834,990	$3,790,961

NORDSON CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2022	January 31, 2021
Cash flows from operating activities:
Net income	$120,409	$77,582
Depreciation and amortization	25,390	26,020
Other non-cash items	11,023	10,271
Changes in working capital	(29,217)	16,152
Other	(9,518)	13,264
Net cash provided by operating activities	118,087	143,289

Cash flows from investing activities:
Additions to property, plant and equipment	(12,491)	(7,917)
Acquisition of businesses, net of cash acquired	(171,613)	—
Other - net	7	22
Net cash used in investing activities	(184,097)	(7,895)

Cash flows from financing activities:
Issuance (repayment) of long-term debt	(1,257)	(100,000)
Repayment of finance lease obligations	(1,640)	(1,734)
Dividends paid	(29,724)	(22,672)
Issuance of common shares	5,721	7,438
Purchase of treasury shares	(35,002)	(5,310)
Net cash used in financing activities	(61,902)	(122,278)

Effect of exchange rate change on cash	(1,521)	4,329
Net change in cash and cash equivalents	(129,433)	17,445

Cash and cash equivalents:
Beginning of period	299,972	208,293
End of period	$170,539	$225,738

NORDSON CORPORATION
SALES BY GEOGRAPHIC SEGMENT (Unaudited)
(Dollars in thousands)

	Three Months Ended		Sales Variance
	January 31, 2022	January 31, 2021	Organic	Acquisitions / Divestitures	Currency	Total
SALES BY SEGMENT
Industrial precision solutions	$323,933	$288,416	12.0%	3.2%	(2.9)%	12.3%
Advanced technology solutions	285,233	238,150	20.6%	—%	(0.8)%	19.8%
Total sales	$609,166	$526,566	16.0%	1.6%	(1.9)%	15.7%

SALES BY GEOGRAPHIC REGION
United States	$191,377	$185,316	2.8%	0.5%	—%	3.3%
Americas	48,525	36,138	36.6%	(0.9)%	(1.4)%	34.3%
Europe	155,985	135,151	16.6%	3.9%	(5.1)%	15.4%
Japan	25,558	27,115	3.5%	(0.2)%	(9.0)%	(5.7)%
Asia Pacific	187,721	142,846	29.4%	2.1%	(0.1)%	31.4%
Total sales	$609,166	$526,566	16.0%	1.6%	(1.9)%	15.7%

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - ADJUSTED OPERATING PROFIT AND EBITDA (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2022		January 31, 2021
SALES BY SEGMENT
Industrial precision solutions	$323,933		$288,416
Advanced technology solutions	285,233		238,150
Total sales	$609,166		$526,566

OPERATING PROFIT
Industrial precision solutions	$102,187		$83,403
Advanced technology solutions	76,327		47,201
Corporate	(22,654)		(21,579)
Total operating profit	$155,860		$109,025

OPERATING PROFIT ADJUSTMENTS (1)
Industrial precision solutions	$1,563		$—

ADJUSTED OPERATING PROFIT (NON-GAAP) (2)		% of Sales		% of Sales
Industrial precision solutions	$103,750	32%	$83,403	29%
Advanced technology solutions	76,327	27%	47,201	20%
Corporate	(22,654)		(21,579)
Total operating profit - adjusted	$157,423	26%	$109,025	21%

DEPRECIATION & AMORTIZATION
Industrial precision solutions	$7,442		$6,983
Advanced technology solutions	15,810		16,544
Corporate	2,138		2,493
Total depreciation & amortization	$25,390		$26,020

EBITDA (NON-GAAP) (2)
Industrial precision solutions	$111,192	34%	$90,386	31%
Advanced technology solutions	92,137	32%	63,745	27%
Corporate	(20,516)		(19,086)
Total EBITDA	$182,813	30%	$135,045	26%

(1) Represents non-cash inventory charges associated with the NDC acquisition.
(2) Adjusted operating profit and EBITDA are non-GAAP measures used by management to evaluate the Company's ongoing operations and non-cash inventory charges related to the NDC acquisition. Adjusted operating profit is defined as operating profit plus certain adjustments, such as non-cash inventory charges associated with the NDC acquisition. EBITDA is defined as adjusted operating profit plus depreciation and amortization.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP MEASURES - PROFITABILITY (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 31, 2022	January 31, 2021
GAAP AS REPORTED
Operating profit	$155,860	$109,025
Other / interest expense - net	(3,893)	(11,213)
Net income	120,409	77,582
Diluted earnings per share	$2.05	$1.32

Shares outstanding - diluted	58,819	58,755

OPERATING PROFIT ADJUSTMENTS
Inventory step-up amortization	$1,563	$—
Adjustments net of tax	$1,238	$—
EPS effect of adjustments	$0.02	$—

NON-GAAP MEASURES-ADJUSTED PROFITABILITY
Operating profit (1)	$157,423	$109,025
Operating profit % of sales	25.8%	20.7%
Net income (2)	$121,647	$77,582
Diluted earnings per share (3)	$2.07	$1.32
(1) Adjusted operating profit is defined as operating profit plus certain adjustments such as non-cash inventory charges related to the NDC acquisition. Adjusted operating profit as a percentage of sales is defined as adjusted operating profit divided by sales.
(2) Adjusted net income is defined as net income plus tax effected adjustments and other discrete tax items.
(3) Adjusted earnings per share is defined as GAAP EPS adjusted for tax effected adjustments and other discrete tax items.

Management uses these non-GAAP measures internally to make strategic decisions, forecast future results, and evaluate the Company's current performance. Given management's use of these non-GAAP measures, the Company believes these measures are important to investors in understanding the Company's current and future operating results as seen through the eyes of management. In addition, management believes these non-GAAP measures are useful to investors in enabling them to better assess changes in the Company's core business across different time periods. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to other companies' non-GAAP financial measures, even if they have similar names. Amounts may not add due to rounding.
Contact
Lara Mahoney
Vice President,
Investor Relations & Corporate Communications
440.204.9985
Lara.Mahoney@nordson.com